As filed with the Securities and Exchange Commission on June 4, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Delaware	59-3684497
(State of Incorporation)	(I.R.S. Employer Identification No.)

200 Precision Road
Horsham, PA 19044
(Address of Principal Executive Offices) (Zip Code)

2006 Stock Option and Incentive Plan
(Full Title of the Plan)

Eitan Gertel
Chief Executive Officer and President
200 Precision Road
Horsham, PA 19044
(Name and Address of Agent for Service)

(267) 803-3800
(Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Christopher E. Brown, Esq.
200 Precision Road
Horsham, PA 19044
(267) 803-3800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2006 Stock Option and Incentive Plan
Common Stock, par value $0.0001 per share	75,573	(2)	$20.85	$1,575,690.68	$48.38	(3)
Common Stock, par value $0.0001 per share	2,153	(2)	$18.55	$39,938.15	$1.23	(3)
Common Stock, par value $0.0001 per share	692,274	(2)	$13.76	$9,525,690.24	$292.45	(4)
Common Stock, par value $0.0001 per share	9,652	(5)	$0.11	$1,061.72	$0.03	(3)
Common Stock, par value $0.0001 per share	188,150	(5)	$16.69	$3,140,223.50	$96.40	(3)
Common Stock, par value $0.0001 per share	222	(5)	$328.63	$72,955.86	$2.41	(3)
Common Stock, par value $0.0001 per share	40	(5)	$1,110.24	$44,409.60	$1.35	(3)
Common Stock, par value $0.0001 per share	145	(5)	$657.26	$95,302.70	$2.92	(3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	These additional shares become authorized for issuance pursuant to the operation of the “evergreen” provision contained in the 2006 Stock Option and Incentive Plan (the “2006 Plan”).
(3)

Such shares are issuable upon the exercise of outstanding options with fixed exercise prices. Estimated solely for the purposes of calculating the filing fee pursuant to Rule 457(h), the aggregate offering price and fee have been computed upon the basis of the price at which the options may be exercised

(4)

The price of $13.76 per share, which is the average of the high and low price of the Common Stock of the Registrant as reported on the Nasdaq Global Market on May 31, 2007, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, and has been used as these shares are without a fixed price.

(5)

The shares relate to stock options granted in substitution for outstanding stock options under the Kailight Photonics, Inc. 2001 Stock Option Plan and became authorized for issuance in connection with the Registrant’s recent acquisition of Kailight Photonics, Inc.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (SEC File No. 333-138816) of the Registrant is effective (the “Registrant’s Registration Statement”).  The information contained in the Registrant’s Registration Statement is hereby incorporated by reference pursuant to General Instruction E.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

Exhibit Number	Description
4.1	2006 Stock Option and Incentive Plan*
4.2	Israeli Addendum to 2006 Stock Option and Incentive Plan
5.1	Opinion of Goodwin Procter LLP as to legality of securities being registered
23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
23.3	Consent of Ernst & Young
23.4	Consent of Deloitte & Touche LLP

* Previously filed and incorporated by reference from the Registrant’s Registration Statement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Pennsylvania, on June 4, 2007.

OPTIUM CORPORATION

By:	/s/ Eitan Gertel
Eitan Gertel
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Eitan Gertel, David Renner and Christopher Brown as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed by the following person in the capacities as of June 4, 2007.

Signature	Title(s)

/s/ Eitan Gertel	President, Chief Executive Officer and Chairman
Eitan Gertel	(Principal Executive Officer)

/s/ David Renner	Vice President and Chief Financial Officer
David Renner	(Principal Financial Officer and Principal Accounting Officer)

/s/ James Barbookles
James Barbookles	Director

Christopher Crespi	Director

/s/ Kerry DeHority
Kerry DeHority	Director

/s/ Steven Foster
Steven Foster	Director

/s/ Russell Johnson
Russell Johnson	Director

/s/ Morgan Jones
Morgan Jones	Director